Exhibit 99.1

From:

Xponential, Inc.

6400 Atlantic Boulevard, Suite 190

Norcross, Georgia 30071

Company Contact: Dwayne Moyers,

817-731-9559

For Immediate Release

Xponential, Inc. Reports a Net Loss of $197,000

for the Fiscal Quarter Ended September 30, 2005

NORCROSS, Georgia (November 17, 2005) – Xponential, Inc. (OTCBB:XPOI) today reported a net loss of $197,000 ($228,000 loss allocable to common shareholders after effect of preferred stock dividend or $(0.10) per common share) for the three months ended September 30, 2005, its first quarter of fiscal 2006 (the “2006 quarter”).

Operating income for the 2006 quarter totaled $31,000, compared to operating income of $103,000 for the comparative 2005 quarter, a decrease of $72,000.

Total revenues for the 2006 quarter totaled $4,697,000, compared to $4,645,000 for the comparative 2005 quarter, an increase of 1.1%.  Gross profit increased to $2,318,000 for the 2006 quarter, compared to $2,212,000 for the comparative 2005 quarter, an increase of 4.8%.

Interest and dividend income for the 2006 quarter totaled $115,000, compared to $41,000 for the comparative 2005 quarter.  Interest expense for the 2006 quarter totaled $348,000, compared to $150,000 for the comparative 2005 quarter, an increase of $198,000 due to total sales of $11,552,000 in original principal amount of 8% Limited Recourse Secured Convertible Subordinated Notes.

Xponential, Inc.’s wholly-owned subsidiary, PawnMart, Inc. (“PawnMart”), operates 26 pawn shops in Georgia and North Carolina.  PawnMart generated earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $357,000 for the 2006 quarter, compared to $420,000 for the comparative 2005 quarter, a $63,000 decrease.

PawnMart generated store profitability, which Xponential, Inc. defines as EBITDA excluding corporate administrative expenses, of $831,000 in the 2006 quarter, compared to $852,000 for the comparative 2005 quarter, a 2.5% decrease.

EBITDA and store profitability are not generally accepted accounting principle measures.  Management believes that EBITDA and store profitability provide additional information with respect to PawnMart’s ability to meet its debt service, capital expense and working capital requirements.  The following table reconciles EBITDA and store profitability for PawnMart to net income for Xponential, Inc. for the three months ended September 30, 2005 and 2004 (in thousands):

	Three Months Ended September 30,
	2005	2004
Net Income (Loss)	$(197)	$112
Income taxes and interest expense	278	243
Interest and dividend income, gain on sales of marketable securities and loss on futures contracts	(50)	(252)
Operating Income (Loss)	31	103
Depreciation and amortization	104	109
EBITDA	135	212
Parent general and administrative expenses	222	250
Management advisory income	—	(42)
EBITDA – PawnMart	357	420
General and administrative expenses	474	432
Store profitability	$831	$852

Mr. Dwayne Moyers, Chairman and Chief Executive Officer, stated, “The Company is focused on long term profitability and not short term quarterly results.  We decided to retain a significant amount of our jewelry inventory instead of generating sales and gross profit margin through scrap sales. From September 30, 2004 to September 30, 2005, our jewelry inventory grew from $2,068,000 to $4,130,000.  Over the past twelve months we have generated gross margins of 22.7% on our jewelry scrap sales. The focus on our pawn lending on jewelry during the past two quarters is proceeding as planned with jewelry loans and inventory increasing in terms of actual dollars and as a percentage of our loans outstanding and inventory.  We are proceeding with the testing of the new pawn lending operating system which we believe will allow us to improve consistency in lending to increase loans outstanding, improve our gross profit on merchandise sales and better monitor loan to value ratios at all stores. We also determined that with the increase in our jewelry inventory and loan levels, we wanted to reduce our exposure to market fluctuations in gold prices.  We sold futures to guarantee a value of $528.70 per ounce for our current gold jewelry inventory.”

Mr. Moyers also reported that through November 15, 2005 Xponential, Inc. had sold an aggregate of $13,647,000 in original principal amount of 8% Limited Recourse Secured Convertible Subordinated Notes (the “Notes”) pursuant to a $20,000,000 private placement of the Notes.  Proceeds from the offering are currently being used to pay down Xponential, Inc.’s existing line of credit and to invest in marketable securities while Xponential, Inc. seeks acquisitions and investment opportunities.

Xponential, Inc. is a diversified holding company.  Its wholly-owned subsidiary, PawnMart, is a specialty finance and retail business principally engaged in establishing and operating pawn shops which advance money secured by the pledge of tangible personal property and sell pre-owned merchandise to value-conscious consumers.

Forward-Looking Statements

This release may contain forward-looking statements about the business, financial condition and prospects of Xponential, Inc.  Forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “progress,” “potential,” or other variations thereon, or comparable terminology, or by discussions of strategy.  Security holders are cautioned that such forward-looking statements involve risks and uncertainties.  The forward-looking statements contained in this release speak only as of the date of this statement, and Xponential, Inc. expressly disclaims any obligation or undertaking to release any updates or revisions to any such statement to reflect any change in its expectations or any change in events, conditions or circumstance on which any such statement is based.  Certain factors that may affect Xponential, Inc.’s future results are difficult to predict and many are beyond its control, but may include changes in regional or national economic conditions,  changes in tax or other governmental regulations applicable to Xponential, Inc.’s business including proposed legislative changes for car title loans in Georgia, unforeseen litigation, changes in interest rates, changes in gold prices, future business decisions, and other uncertainties.

Xponential, Inc. is currently trading under the symbol XPOI on the OTC Bulletin Board.

For information contact Dwayne Moyers, Chief Executive Officer, at 817-731-9559 or Robert Schleizer, Chief Financial Officer, at 678-720-0660.